Exhibit 10.1

SECOND AMENDMENT

TO

AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDMENT (the “Second Amendment” or this “Amendment”) dated as of February 4, 2008 (“Effective Date”), is between Flotek Industries, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, a national banking association, as lender (the “Bank”).

RECITALS

A. The Borrower and the Bank are parties to a Amended and Restated Credit Agreement dated as of August 31, 2007 (as amended, modified or supplemented prior to the date hereof, the “Credit Agreement”), pursuant to which the Bank agreed to make loans to, and issue letters of credit on behalf of, the Borrower.

B. The Borrower intends to issue up to $150,000,000 of senior, unsecured convertible notes (the “Offering”) proceeds of which will be used to fund the acquisition (the “Acquisition”) of substantially all of the assets of Teledrift, Inc. (“Teledrift”) and for general corporate purposes.

C. The issuance of indebtedness under the Offering and the Acquisition are not permitted under the Credit Agreement.

D. The Borrower and the Bank had originally contemplated entering into a new, syndicated revolving and term credit facility (the “New Facility”) to be agented by the Bank which New Facility would have permitted the Offering and the Acquisition.

E. To avoid a delay in commencing the Offering process which may occur as a result of the time and efforts necessary to complete the due diligence and documentation process related to the New Facility, the Borrower has asked the Bank to consent to the Offering and the Acquisition directly under the Credit Agreement.

F. Subject to the terms and conditions set forth herein, the Bank is willing to permit the Offering and the Acquisition under the Credit Agreement, and in connection therewith, wishes to make certain amendments to the Credit Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants set forth in this Amendment, the Borrower and the Bank agree as follows:

1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein have the meanings assigned to them in the Credit Agreement.

2. Amendments. The following provisions of the Credit Agreement are hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended by adding the following new defined terms in alphabetical order:

“Convertible Senior Notes” means the senior, unsecured convertible notes of the Borrower issued pursuant to the Indenture and in an amount not to exceed an aggregate principal amount of $150,000,000.

“Equipment Loan Maturity Date” means the Working Capital Loan Maturity Date.

“Indenture” means the Indenture to be entered into on or before the date of the completion of the offering of the Convertible Senior Notes by and among the Borrower, the subsidiary guarantors party thereto, and the trustee thereunder that will govern the Convertible Senior Notes.

“Second Amendment” means that certain Second Amendment to Amended and Restated Credit Agreement dated as of February 4, 2008.

“Senior Leverage Ratio” means, as of any date of determination, the ratio of (a) senior, secured Indebtedness of the Borrower at such date to (b) EBITDA for the 12 month period ending on such date.

“Senior Note Prepayment Date” means the date on which the Borrower is required to pay any holder of the Convertible Unsecured Debentures as a result of the conversion into cash by such holder of all or any portion of the Convertible Unsecured Debentures or as a result of the repurchase by the Borrower of all or any portion the Convertible Unsecured Debentures held by such holder, in either case, as a result of (a) any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Convertible Unsecured Debentures, (b) the occurrence of any fundamental change, as described in the Indenture or the Convertible Unsecured Debentures, or (c) any action taken by the Borrower, including the distribution of stock rights, warrants, or other distributions to holders of its common stock.

“Teledrift Acquisition” means the acquisition by the Borrower of substantially all of the assets of Teledrift, Inc.

“Term Loan” means, collectively, the Equipment Loan and the Real Estate Loan.

(b) Section 1.01 of the Credit Agreement is hereby further amended by replacing the defined term “Working Capital Loan Maturity Date” in its entirety with the following:

“Working Capital Loan Maturity Date” means February 4, 2011.

(c) Sections 3.03(a) and 3.03(b) of the Credit Agreement are hereby amended to read in their entirety as follows:

SECTION 3.03 Interest.

(a) Each Base Rate Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Alternate Base Rate plus 2.75% and (ii) the Highest Lawful Rate.

(b) Each Eurodollar Advance shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (i) the Adjusted LIBO Rate for the Interest Period in effect for such Advance plus 3.75% and (ii) the Highest Lawful Rate.

(d) Section 3.04(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

(b) The Borrower hereby promises to pay the principal on the Equipment Loan in quarterly installments of $2,000,000.00 each, payable on the last day of each calendar quarter commencing with June 30, 2008, and a final installment of the remaining, unpaid principal balance of the Equipment Loan payable on the Equipment Loan Maturity Date.

(e) Section 3.06 of the Credit Agreement is hereby amended in its entirety to read as follows:

SECTION 3.06 Mandatory Prepayments.

(a) In the event any Working Capital Loan Borrowing Base Certificate submitted pursuant to Section 7.02 reflects that the Working Capital Exposure exceeds the Working Capital Loan Borrowing Base, the Borrower shall promptly make a prepayment in an aggregate principal amount equal to such excess.

(b) Within 15 days after the delivery of annual financial statements of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2008, and each fiscal year thereafter, as contemplated by Section 7.02(a), the Borrower shall repay the Equipment Loan, without premium or penalty, in an amount equal to 50% of Excess Cash Flow for such fiscal year.

(c) On each Debenture Payment Date, the Borrower shall prepay the Equipment Loan in an aggregate amount equal to the principal payment being made on such date under the Convertible Senior Notes.

(d) On each date the Borrower or any of its Subsidiaries issues debt (other than under the Convertible Senior Notes and regardless of whether such debt is permitted hereunder), the Borrower shall prepay the Equipment Loan in an amount equal to 100% of the net proceeds of such debt issuance.

(e) If the Borrower or any Subsidiary of the Borrower completes an asset sale (regardless of whether such sale is permitted under the terms hereof) and the proceeds thereof are not reinvested within 90 days after the completion of such asset sale in assets which would become collateral for the Obligations to the extent the sold assets were collateral for the Obligations, then upon the expiration of such 90 day period the Borrower shall prepay the Equipment Loan in an amount equal to 100% of such Net Proceeds of such asset sale which have not been so reinvested; provided that, (i) this clause (e) shall not apply to Net Proceeds from any individual asset sale (whether completed as a single transaction or a series of transaction) which are less than $500,000 so long as the aggregate amount of Net Proceeds which are not applied to this clause (e) does not exceed $2,000,000, and (ii) this clause (e) shall not apply to the sale of inventory in the ordinary course of business.

(e) If the outstanding balance under the Equipment Loan exceeds 75% of the OLV of Fixed Assets (as defined in the Second Amendment and as set forth in the appraisals required to be delivered under the Second Amendment) which constitute Collateral, but subject to the proviso below, the Borrower shall either (i) prepay the Equipment Loan in an amount equal to such excess or (ii) within thirty (30) days after the earlier of (A) the delivery of the last of such appraisals by the Borrower to the Bank and (B) April 4, 2008, provide the Bank with unencumbered, additional collateral such that after giving effect thereto the outstanding balance under the Equipment Loan shall not exceed 75% of the OLV of Fixed Assets that constitute Collateral; provided that if the Borrower fails to deliver such required appraisals on or prior to April 4, 2008, then the “OLV of Fixed Assets” for purposes of this clause (e) shall mean the orderly liquidation value of the Borrower’s and its Subsidiaries’ fixed assets (other than unencumbered real estate with an estimated fair market value of greater than $1,000,000) as determined by the Bank in its reasonable discretion and based on the appraisals and reports available to the Bank at such time.

(f) On the effective date of the Second Amendment, the Borrower shall prepay the Equipment Loan so that the outstanding principal amount thereof on such effective date does not exceed $40,000,000. Notwithstanding anything to the contrary contained herein but subject to the availability requirement under Section 4(e) of the Second Amendment, the Borrower may make such prepayment with an Advance under the Working Capital Loan.

(g) Any prepayment of the Equipment Loan hereunder shall be applied to the remaining installments of the Equipment Loan in inverse order of maturity.

(f) Section 3.07 of the Credit Agreement is hereby replaced in its entirety with the following;

SECTION 3.07 Fees.

(a) The Borrower shall pay to the Bank a commitment fee equal to .50% per annum on the average daily amount by which the Working Capital Loan Commitment exceeds the outstanding Working Capital Exposure. Such fee is due quarterly in arrears on each March 31, June 30, September 30 and December 31 and on the Working Capital Loan Maturity Date.

(b) The Borrower shall pay to the Bank the following fees with respect to Letters of Credit:

(i) a letter of credit fee for each Letter of Credit issued hereunder in an amount equal to 3.75% per annum (calculated on the basis of a 360 day year) on the face amount of such Letter of Credit for the period such Letter of Credit is outstanding. Such fee shall be due and payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, and on the Working Capital Loan Maturity Date; and

(ii) Such other usual and customary fees associated with any transfers, amendments, drawings, negotiations or reissuances of any Letters of Credit. Such fees shall be due and payable as requested by the Bank in accordance with the Bank’s then current fee policy.

(g) Section 8.02 of the Credit Agreement is hereby amended by replacing the period at the end of clause (e) with a semicolon and adding the following new clause (f) to the end thereof:

(f) Indebtedness represented by the Convertible Senior Notes pursuant to the Indenture and the subsidiary guarantees thereof pursuant to the Indenture; provided that (i) all of such Indebtedness shall have been issued under the initial issuance thereof or under the over-allotment option exercised by the underwriters thereof, (ii) immediately before and immediately after giving effect to the issuance of such Indebtedness, no Default or Event of Default shall have occurred or be continuing, and (iii) such Indebtedness shall not have (A) any affirmative or negative covenant (including financial covenants) that is more restrictive than those set forth in this Agreement, provided that the inclusion of any covenant that is customary with respect to such type of Indebtedness and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this clause (f), (B) any restriction on the ability of the Borrower or any of its Subsidiaries to amend, modify, restate or otherwise supplement this Agreement or the other Loan Documents, (C) any restriction on the ability of the Borrower to enter into a syndicated revolving and/or term loan facilities the proceeds of which would, in part, refinance the Advances outstanding hereunder (a “New Facility”), regardless of whether such New Facility is evidenced under a new credit agreement or as an amendment and restatement of this Agreement, (D) any collateral or other security for such Indebtedness, (E) any restrictions on the ability of any Subsidiary of the Borrower to guarantee the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated) or the obligations under the New Facility, (F) any restrictions on the ability of any Subsidiary or the Borrower to pledge assets as collateral security for the Obligations (as such Obligations may be amended, supplemented, modified, or amended and restated) or the obligations under the New Facility or (G) a scheduled maturity date that is earlier than June 30, 2011.

(h) Section 8.11 of the Credit Agreement is hereby amended by replacing the period at the end of clause (ii) with a semicolon and adding the following new clause (iii) to the end thereof:

(iii) The Borrower may, directly or indirectly through one of its Subsidiaries, complete the Teledrift Acquisition; provided that, (a) the Bank has been provided a copy of the purchase document related to such acquisition and the terms of such acquisition are acceptable to the Bank in its reasonable discretion, and (b) if such acquisition is completed through a Subsidiary, such Subsidiary is a Guarantor and substantially all of the assets acquired thereunder would, upon completion thereof, constitute Collateral.

(i) Sections 8.08, 8.09 and 8.13 of the Credit Agreement are hereby replaced in their entirety with the following:

SECTION 8.08 Leverage Ratio. Permit the Leverage Ratio as of each fiscal quarter end to be more than (a) 3.50 to 1.0 for each fiscal quarter ending prior to September 30, 2008, (b) 3.0 to 1.0 for each fiscal quarter ending on or after September 30, 2008 but prior to March 31, 2009; (c)2.75 to 1.0 for each fiscal quarter ending on or after March 31, 2009 but prior to September 30, 2009, and (d) 2.50 to 1.0 for each fiscal quarter ending on or after September 30, 2009.

SECTION 8.09 Fixed Charge Coverage Ratio. Permit the Fixed Charge Coverage Ratio as of each fiscal quarter end to be less than 1.25 to 1.0.

SECTION 8.13 Capital Expenditures. The Borrower shall not permit the aggregate Capital Expenditures by the Borrower and its Subsidiaries in any fiscal year to exceed $20,000,000.

(j) Article VIII of the Credit Agreement is hereby amended by adding the following new Sections 8.15, 8.16 and 8.17 to the end thereof:

Section 8.15 – Convertible Senior Notes.

(a) The Borrower will not, after the initial issuance of the Convertible Senior Notes, amend, modify, waive or otherwise change, or consent or agree to any amendment, modification, waiver or other change to the Convertible Senior Notes or the Indenture (i) which shortens the fixed maturity, or increases the rate or shortens the time of payment of interest on, or increases the amount or shortens the time of payment of any principal or premium payable whether at maturity, at a date fixed for prepayment, by acceleration, by mandatory redemption, repayment, prepayment, or defeasance for cash or otherwise of such Convertible Senior Notes, or increases the amount of, or accelerates the time of payment of, any fees payable in connection therewith; (ii) which relates to the affirmative or negative covenants, events of default or remedies under the documents or instruments evidencing such Indebtedness and the effect of which is to subject the Borrower or any of its Subsidiaries, to any provisions that are more onerous or more restrictive provisions than those set forth in this Agreement; or (iii) which otherwise adversely affects the interests of the Bank as senior creditor or the interests of the Bank under this Agreement or any other Loan Document in any material respect.

(b) The Borrower will not make or offer to make any optional or voluntary repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) (whether in whole or in part) of any of the Convertible Senior Notes.

Section 8.16 –Minimum Net Worth. Permit the Borrower’s Net Worth (as defined below) as of the end of each fiscal quarter, commencing with the quarter ending March 31, 2008, to be less than an amount equal to (i) 80% of the Borrower’s Net Worth as of the end of the fiscal quarter ended December 31, 2007 plus (ii) an amount equal to 75% of the Borrower’s consolidated Net Income for each fiscal quarter ending after December 31, 2007 in which such consolidated Net Income is greater than $0 plus (iii) an amount equal to 100% of equity issuance proceeds received by the Borrower or any Subsidiary after December 31, 2007. “Net Worth” means, as to the Borrower, the consolidated shareholder’s equity of the Borrower and its Subsidiaries (determined in accordance with GAAP).

SECTION 8.17 Senior Leverage Ratio. Permit the Senior Leverage Ratio as of each fiscal quarter end to be more than 2.00 to 1.00.

(k) Section 9.01(j) of the Credit Agreement is hereby deleted in its entirety to read as follows:

(j) Intentionally Omitted.

3. Agreements.

(a) Appraisals. On or prior to April 4, 2008, the Borrower shall delivered to the Bank written appraisals and/or written updates to previously delivered appraisals, in each case, conducted by an industry recognized third party appraiser setting forth, among other things, the orderly liquidation value (the “OLV of Fixed Assets”) of all of the Borrower’s and its Subsidiaries’ fixed assets (other than unencumbered real property with an estimated fair market value of greater than $1,000,000 as determined by the Borrower and the Bank in their reasonable discretion) which appraisals and updates shall be in form satisfactory to the Bank in its reasonable discretion.

(b) New Facility. The Borrower agrees to (i) provide the Bank with such material and other reasonable assistance necessary to complete the due diligence efforts of the Bank in connection with the documentation and closing of the New Facility and (ii) to negotiate, execute and deliver such loan documents governing such New Facility in form and substance that would be acceptable to the bank loan syndication and capital markets in order to achieve a successful syndication of the New Facility, as detailed in, and based on, the fee letter, commitment letter and term sheet dated the date hereof and referred to in Section 4(b)(ii) below.

4. Conditions to Effectiveness. This Amendment shall become effective on the date on which the following conditions have been satisfied or waived:

(a) the representations and warranties of the Borrower set forth in Section 4 hereof shall be true and correct;

(b) the Bank shall have received: (i) this Amendment duly executed and delivered to the Bank by the Borrower and executed by the Bank, and (ii) a fee letter, commitment letter and term sheet related to this Amendment and the New Facility and with terms acceptable to the Bank;

(c) each Guarantor shall have executed and delivered an acknowledgment and consent to this Amendment substantially in the form of Exhibit A hereto;

(d) the Borrower shall have paid to the Bank, in immediately available funds, the fees required to be paid with the delivery of this Amendment under the fee letter referenced in clause (b) above;

(e) after giving effect to any Advances that may be made on the date hereof to refinance the Equipment Loan as required under the Credit Agreement, as amended hereby, the Working Capital Exposure under the Credit Agreement shall not be greater than $20,000,000; and

(f) the Borrower shall have paid or reimbursed the Bank for all of its out-of-pocket costs and expenses incurred in connection with this Amendment, any other documents prepared in connection herewith and the transactions contemplated hereby, including, without limitation, the fees and disbursements of counsel(s) to the Bank.

5. Representations and Warranties. The Borrower hereby represents and warrants to the Bank as follows:

(a) this Amendment has been duly authorized by all necessary corporate action and constitutes the binding obligation of the Borrower;

(b) each of the representations and warranties made by the Borrower or its Subsidiaries in or pursuant to the Credit Agreement and the other Loan Documents is true and correct in all material respects as of the date hereof, as if made (after giving effect to this Amendment) on and as of such date, except for any representations and warranties made as of a specified date, which are true and correct in all material respects as of such specified date;

(c) no Default has occurred and is continuing as of the date hereof or will result from the execution and delivery of this Amendment; and

(d) This Amendment is a Loan Document for the purposes of the provisions of the other Loan Documents. Without limiting the foregoing, any breach of representations, warranties, covenants and agreements under this Amendment by the Borrower shall be a Default or Event of Default, as applicable, under the Credit Agreement.

6. Continuing Effect of the Credit Agreement. This Amendment shall not constitute a waiver of any provision of the Credit Agreement and shall not be construed as a consent to any action on the part of the Borrower that would require a waiver or consent of the Bank or an amendment or modification to any term of the Loan Documents except as expressly stated herein. The Borrower hereby confirms and ratifies the Credit Agreement and each of the other Loan Documents as amended hereby and acknowledges and agrees that the same shall continue in full force and effect as amended hereby.

7. Reference to the Credit Agreement. Upon the effectiveness of this Amendment, each reference in the Credit Agreement to “this Credit Agreement,” “hereunder,” “herein” or words of like import, and each reference to the Credit Agreement in any of the other Loan Documents, refer to the Credit Agreement, as amended hereby.

8. Counterparts. This Amendment may be executed by all parties hereto in any number of separate counterparts each of which may be delivered in original, electronic or facsimile form and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

9. References. The words “hereby,” “herein,” “hereinabove,” “hereinafter,” “hereinbelow,” “hereof,” “hereunder” and words of similar import when used in this Amendment refer to this Amendment as a whole and not to any particular section or provision of this Amendment.

10. Headings Descriptive. The headings of the several sections of this Amendment are inserted for convenience only and do not in any way affect the meaning or construction of any provision of this Amendment.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Texas, without regard to such state’s conflict of laws rules that would require the application of the laws of another jurisdiction.

12. Release. The Borrower hereby releases and forever discharges the Bank and each affiliate thereof and each of their respective employees, officers, directors, trustees, agents, attorneys, successors, assigns or other representatives from any and all claims, demands, damages, actions, cross-actions, causes of action, costs and expenses (including legal expenses), of any kind or nature whatsoever, whether based on law or equity, which any of said parties has held or may now or in the future own or hold, whether known or unknown, for or because of any matter or thing done, omitted or suffered to be done on or before the actual date upon which this Amendment is signed by any of such parties (i) arising directly or indirectly out of the Credit Agreement as amended or any other documents, instruments or any other transactions relating thereto and/or (ii) relating directly or indirectly to all transactions by and between the Borrower or their representatives and the Bank or any of their respective directors, officers, agents, employees, attorneys or other representatives, including any such that is caused by the negligence of any released party. Such release, waiver, acquittal and discharge shall and does include, without limitation, any claims of usury, fraud, duress, misrepresentation, lender liability, control, exercise of remedies and all similar items and claims, which may, or could be, asserted by the Borrower.

13. Final Agreement of the Parties. THIS AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

IN WITNESS WHEREOF, the parties are signing this Amendment as of the date first above written.

FLOTEK INDUSTRIES, INC.

By:	/s/ Jerry D. Dumas
Name:	Jerry D. Dumas
Title:	Chairman and Chief Executive Officer

Signature Page To Second Amendment

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Bret West
Name:
Title:

Signature Page To Second Amendment

EXHIBIT A

ACKNOWLEDGMENT AND CONSENT

In connection with the Second Amendment (the “Second Amendment”) to the Amended and Restated Credit Agreement dated as of August 31, 2007 (the ‘Credit Agreement”), which Second Amendment is dated February 4, 2007, between Flotek Industries, Inc., a Delaware corporation (the “Borrower”), and Wells Fargo Bank, National Association, each of the undersigned persons, as a Guarantor under the Guaranty made by each such Person in favor of the Bank in connection with the Loans to be advanced under the Credit Agreement, (a) acknowledges the execution and delivery of the Amendment by the Borrower and the effect of the provisions of the Amendment and (b) confirms and agrees that as of the date hereof, after giving effect to the provisions of the Amendment, the Guaranty is, and continues to be, in full force and effect and is hereby ratified and confirmed in all respects and that the Guaranty and all of the Collateral secure, and shall continue to secure, the payment of all of the Obligations pursuant to the terms of the Guaranty and the Security Agreement, as the case may be. Capitalized terms used herein without definition have the meanings assigned to them in the Credit Agreement.

CESI CHEMICAL, INC.

TELEDRIFT ACQUISITION, INC.

FLOTEK PAYMASTER, INC.

MATERIAL TRANSLOGISTICS, INC.

PADKO INTERNATIONAL, INC.

PETROVALVE, INC.

SPIDLE SALES & SERVICE, INC.

TRINITY TOOL, INC.

TURBECO, INC.

USA PETROVALVE, INC.

SOONER ENERGY SERVICES, INC.

CAVO DRILLING MOTORS, LTD. CO.

By:
Lisa Meier Chief Financial Officer

Exhibit A